Filed Pursuant to Rule 424(b)(5)

Registration No. 333-165859

PROSPECTUS SUPPLEMENT

(To Prospectus Dated April 16, 2010)

UTEK CORPORATION (d/b/a INNOVARO)

1,481,481 Shares of Common Stock

Series A Warrants to Purchase up to 1,481,481 Shares of Common Stock

Series B Warrants to Purchase up to 893,591 Shares of Common Stock

We are offering 1,481,481 shares of our common stock, Series A warrants to purchase up to 1,481,481 shares of our common stock and Series B warrants to purchase up to 893,591 shares of our common stock. These securities will be sold together; for each share of common stock purchased by an investor, the investor will receive one Series A warrant to purchase one share of common stock at an exercise price equal to $3.49 per share and one Series B warrant which provides the holder thereof with the right to purchase additional shares of common stock in an amount and under the circumstances described below.

Neither the Series A warrants nor the Series B warrants will be listed on any national securities exchange. Our common stock is traded on the NYSE Amex under the symbol “INV.” We have applied to list the common stock being sold in this offering on the NYSE Amex. There can be no assurance that the NYSE Amex will grant the application. On July 7, 2010, the closing price for our common stock on the NYSE Amex was $3.49 per share.

As of July 8, 2010, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was approximately $40,759,117 which was calculated based on 11,678,830 shares of outstanding common stock held by non-affiliates and on a price per share of $3.49, the closing price of our common stock on July 7, 2010. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. With the exception of the Offered Securities being offered hereunder, we have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus supplement.

Investing in our securities involves risks. You should carefully read this prospectus supplement, the accompanying prospectus and the information under the heading “Risk Factors” beginning on page 4 of the accompanying prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock and warrants is expected to be made on or about July 12, 2010, subject to the satisfaction of certain conditions.

The date of this prospectus supplement is July 8, 2010.

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
SUMMARY	S-2
USE OF PROCEEDS	S-6
DESCRIPTION OF SECURITIES	S-7
PLAN OF DISTRIBUTION	S-9
LEGAL MATTERS	S-10
EXPERTS	S-10
WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE	S-10

PROSPECTUS

ABOUT THIS PROSPECTUS	2
ABOUT UTEK CORPORATION	3
RISK FACTORS	4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	11
WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE	12
USE OF PROCEEDS	13
DESCRIPTION OF CAPITAL STOCK	13
DESCRIPTION OF WARRANTS	15
PLAN OF DISTRIBUTION	17
LEGAL MATTERS	18
EXPERTS	18

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus. This prospectus supplement and the prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of securities described in the accompanying prospectus in one or more offerings, from time to time, up to a total dollar amount of $20,000,000, of which this offering is a part. This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the common stock and warrants being offered and other information you should know about before investing in our common stock and warrants.

Unless the context requires otherwise, reference in this prospectus to “UTEK,” “UTEK (d/b/a Innovaro),” “Innovaro,” “our company,” “we,” “us” and words of similar import refer to UTEK Corporation and its wholly owned subsidiaries, Innovaro Europe, Ltd. (Europe), and UTEK Real Estate Holdings, Inc.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the advisor has not, authorized any other person to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, as the case may be, or, in the case of the documents incorporated by reference, the date of such documents, regardless of the date of delivery of this prospectus supplement and the accompanying prospectus or any sale of our common stock or warrants. Our business, financial condition and results of operations may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus, and it may not contain all of the information that is important to you. To understand the terms of the common stock and warrants offered hereby, you should read this prospectus supplement and the accompanying prospectus carefully. Together, these documents describe the specific terms of the shares common stock and the warrants to purchase shares of our common stock that we are offering. You should carefully read the section entitled “Risk Factor” in the accompanying prospectus and the documents identified in the section entitled “Where You Can Find More Information and Incorporation by Reference” in this prospectus supplement.

UTEK Corporation (d/b/a Innovaro)

Our Business

We are an innovation services firm. Through the services we offer, we help our clients become stronger innovators, develop compelling strategies to drive and catalyze growth, rapidly source externally developed technologies, create added value from their intellectual property and gain foresight into marketplace and technology developments that affect their business. Our services include, among others:

•

Strategic Services – Our clients require strategies to help them embrace greater innovation capabilities. We apply innovation insights and build those strategies with supporting infrastructure, processes and mechanisms, creating a culture primed for repeatable innovation success. We help organizations create and realize new, breakthrough growth strategies, create and execute non-incremental new growth platforms and opportunities, and develop the capability for ongoing creation and execution of those growth platforms and concepts.

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Foresight and Trend Research – Foresight is the ability of an organization to understand the ways in which the future might emerge and to apply that understanding in organizationally useful ways. Strategic foresight may also be used to detect adverse conditions, guide policy and help shape strategy. We provide services to clients that build the capacity for foresight, including monitoring trends, researching topics of interest, forecasting alternative scenarios, developing technology roadmaps, creating growth platforms and embedding futures thinking within the organization.

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Technology Marketplaces – We offer expansive networks, experts in scouting, partner sourcing and licensing expertise; and world leading online marketplaces. An important foundation to successful licensing is understanding the true potential value of the IP portfolio. We asses that value and build a roadmap for its use and uncover opportunities and options to realize its latent value.

We provide these services primarily throughout the United States and the United Kingdom.

Corporate Information

Our executive offices are located at 2109 Palm Avenue, Tampa, Florida 33605 and our telephone number is (813) 754-4330. We also have offices in Illinois, Washington D.C. and the United Kingdom. We do business under the name “Innovaro”. Our Internet website address is www.innovaro.com. The information contained on our Internet website is not incorporated by reference into this prospectus or any accompanying prospectus supplement, and you should not consider that information to be part of this prospectus supplement or the accompanying prospectus.

Recent Development

On July 8, 2010, we held an annual meeting of stockholders to: (i) elect nine directors who will serve for one year, or until their successors are elected and qualified; (ii) ratify the selection of Pender Newkirk & Company LLP to serve as our registered independent public accounting firm for the year ending December 31, 2010; (iii) approve an amendment to our amended and restated employee stock option plan to increase the number of shares authorized for issuance; (iv) approve the adoption of our restricted stock plan; and (v) approve an amendment to our certificate of incorporation to change our name to Innovaro, Inc.

All matters submitted to a vote of our stockholders at the annual meeting were approved and all director nominees were elected. However, because Holly Callen Hamilton, Keith A. Witter and Kwabena Gyimah-Brempong received a greater number of votes “withheld” for election as a director than votes “for” such election, Messrs. Witter and Gyimah-Brempong and Ms. Callen Hamilton tendered their respective conditional resignations to our Board of Directors on July 8, 2010. Pursuant to our Corporate Governance Guidelines and the Majority Withheld Vote Policy contained therein, directors are expected to tender a conditional offer of resignation to our Board of Directors following certification of the stockholder vote at which he or she receives a greater number of votes “withheld” for his or her election as a director than votes “for” such election. The conditional resignation letters were considered first by the Nominating and Corporate Governance Committee (with Messrs. Witter and Gyimah-Brempong and Ms. Callen Hamilton abstaining) and then by the full Board (also with Messrs. Witter and Gyimah-Brempong and Ms. Callen Hamilton abstaining). After having considered the offers of resignation submitted and, effective July 8, 2010, our Board accepted the resignations of Messrs. Witter and Gyimah-Brempong and Ms. Callen Hamilton as members of our Board of Directors.

In connection with such action, our Board of Directors decreased the number of members of our Board of Directors from nine to six.

The Offering

Securities offered by us	1,481,481 shares of our common stock, Series A warrants to purchase up to 1,481,481 shares of our common stock, and Series B warrants to purchase up to 893,591 shares of our common stock. These securities will be sold together; for each share of common stock purchased by an investor, the investor will receive one Series A warrant to purchase one share of common stock at an exercise price equal to $3.49 per share and one Series B warrant which provides the holder thereof with the right to purchase additional shares of common stock in an amount and under the circumstances described below.

Description of Series A Warrant	Each Series A warrant shall be exercisable for one share of common stock. The Series A warrants will be exercisable for a five-year period commencing six months after the date of their issuance. The exercise price is $3.49 per share.

Description of Series B Warrant	The Series B warrants will become initially exercisable on the 60 day anniversary of the date of their issuance if the market price (calculated in the manner described below) of our common stock on such anniversary date is less than the $2.565 per share purchase price of our common stock to be issued to the investors in the offering. In addition, the number of Series B warrants that will become exercisable will increase on the 120 day anniversary of the date of their issuance if the market price (calculated in the manner described below) of our common stock on such anniversary date is less than both the $2.565 per share purchase price of our common stock to be issued to the investors in the offering and the market price (calculated in the manner described below) on the 60-day anniversary of the date of the issuance of the Series B warrants. In each such event, the Series B warrants will be exercisable for a number of shares such that the average price per share of the (i) shares of common stock to be sold to the investors in the offering and (ii) the shares of common stock issuable upon exercise of the Series B warrants equals the greater of (i) the market price (calculated in the manner described below) of the common stock on the date of calculation and (ii) $1.60. For purposes of the Series B warrants, the term “market price” is 90% of the average of the weighted average price of our common stock during the 10 trading days preceding the date of calculation.

Common stock outstanding after this offering(1)	13,522,554 shares

Subsequent Issuances	If you participate in this offering, you will have the right of first refusal to purchase 100% of the shares of our common stock or securities convertible into or exercisable for shares of our common stock to be issued by us in certain offerings until the one (1) year anniversary of the date of the issuance of the shares of common stock sold in this offering. Thereafter, you will have the right of first refusal to purchase 50% of the shares of our common stock or securities convertible into or exercisable for shares of our common stock to be issued by us in certain offerings until the two (2) year anniversary of the date of the issuance of the shares of common stock sold in this offering.

Net proceeds	We estimate that our net proceeds from this offering (after deducting offering expenses payable by us) will be approximately $3.3 million. The preceding estimate does not take into account any funds that we will receive from the exercise of the Series A or Series B warrants.

Use of proceeds	We intend to use the net proceeds from the sale of the offered securities described in this prospectus supplement to continue our development of an innovation software platform containing a modular suite of tools and applications that is intended to enhance our clients’ innovation capabilities. We may also use a portion of the net proceeds from the sale of the offered securities for general corporate purposes, including working capital and capital expenditures, and to effectuate strategic acquisitions of other companies in our business sector.

Market for our common stock	“ Our common stock trades on the NYSE Amex under the symbol “INV.”

Market for warrants	There is no established public trading market for the Series A or Series B warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the these warrants on any national securities exchange.

Risk factors	Investing in our common stock and the Series A and Series B warrants involves a high degree of risk. Before purchasing any securities that are offered by this prospectus supplement, you should carefully review the risks that are described under “Risk Factors” on page 4 of the accompanying prospectus as well as the risk factors that are described in our other filings with the Securities and Exchange Commission, or the SEC, and that are incorporated by reference into this prospectus supplement.

(1)	Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes (a) any shares that will be issued upon the exercise of the warrants offered by this prospectus supplement or (b) any shares that are subject to issuance upon the exercise of outstanding warrants and stock options that we have issued.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting advisory fees and our estimated offering expenses, will be approximately $3.3 million. The preceding estimate does not take into account any funds that we will receive from exercises of the Series A or Series B warrants.

We intend to use the net proceeds from the sale of the offered securities described in this prospectus supplement to continue our development of an innovation software platform containing a modular suite of tools and applications that is intended to enhance our clients’ innovation capabilities. We may also use a portion of the net proceeds from the sale of the offered securities for general corporate purposes, including working capital and capital expenditures, and to effectuate strategic acquisitions of other companies in our business sector.

DESCRIPTION OF SECURITIES

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Capital” starting on page 13 of the accompanying prospectus.

Warrants

The material terms and provisions of the Series A warrants and the Series B warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to and qualified in its entirety by the form of the Series A and Series B warrants, which will be provided to each investor in this offering and was filed on a Current Report on Form 8-K in connection with the offering.

The Series A warrants to be issued in this offering to each investor represent the right to purchase up to in the aggregate 100% of the shares of common stock purchased by such investor at an exercise price of $3.49 per share of common stock. The Series B warrants to be issued in this offering to each investor represent the right to purchase up to in the aggregate 60% of the shares of common stock purchased by such investor at an exercise price of $0.01 per share.

The Series A warrants will be exercisable for a five-year period commencing six months after the date of their issuance. The Series B warrants will become initially exercisable on the 60 day anniversary of the date of their issuance if the market price (calculated in the manner described below) of our common stock on such anniversary date is less than the $2.565 per share purchase price of our common stock to be issued to the investors in the offering. In addition, the number of Series B warrants that will become exercisable will increase on the 120 day anniversary of the date of their issuance if the market price (calculated in the manner described below) of our common stock on such anniversary date is less than both the $2.565 per share purchase price of our common stock to be issued to the investors in the offering and the market price (calculated in the manner described below) on the 60-day anniversary of the date of the issuance of the Series B warrants. In each such event, the Series B warrants will be exercisable for a number of shares such that the average price per share of the (i) shares of common stock to be sold to the investors in the offering and (ii) the shares of common stock issuable upon exercise of the Series B warrants equals the greater of (i) the market price (calculated in the manner described below) of the common stock on the date of calculation and (ii) $1.60. For purposes of the Series B warrants, the term “market price” is 90% of the average of the weighted average price of our common stock during the 10 trading days preceding the date of calculation.

The exercise price of the Series A warrants and the Series B warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. If certain “fundamental transactions” occur, such as a merger, consolidation, sale of substantially all of our assets in one transaction or a series of related transactions, tender offer or exchange offer with respect to our common stock pursuant to which holders of our common stock are permitted to tender or exchange a material portion of shares of our common stock for other securities, cash or property, or reclassification of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, the holders of the Series A and Series B warrants will be entitled to receive thereafter in lieu of our common stock, the consideration (if different from common stock) that the holders of the Series A and Series B warrants would have been entitled to receive upon the occurrence of the “fundamental transaction” as if the Series A and Series B warrants had been exercised immediately before the “fundamental transaction.” In addition, if any holder of common stock is given a choice of consideration to be received in the “fundamental transaction,” then the holders of the Series A and Series B warrants shall be given the same choice upon the exercise of the Series A and Series B warrants following the “fundamental transaction.” In lieu of the foregoing treatment of a holder of a Series A or Series B warrant in connection with a “fundamental transaction,” a holder of such warrant may request, within 90 days after the consummation of such “fundamental transaction,” that we purchase such warrant by paying the holder cash in an amount equal to the Black Scholes value of the remaining unexercised portion of the warrant on the date of the “fundamental transaction.”

In addition, in the event that some or all of the shares of common stock issuable upon exercise of the Series B warrants do not become issuable thereunder after the 120 day anniversary of the date of their issuance in accordance with the terms described, then an equal number of shares of common stock issuable upon exercise of the Series A warrants will become subject to adjustment in the event that we sell shares of common stock (including securities convertible into or exercisable or exchangeable for common stock) for a consideration per share less than the then existing exercise price of the Series A warrants.

The holders of the Series A and Series B warrants will also be entitled to receive any dividends or other distribution of our assets, including cash, that we declare or make to holders of the shares of our common stock. The holders of the Series A warrants and the Series B warrants are entitled to 15 days’ notice before the record date for distributions to holders of our common stock.

The Series A warrants will be exercisable, at the option of the holder, upon surrender of the Series A warrants to us and payment in cash of the exercise price of the shares of common stock being acquired upon exercise of the Series A warrants. However, if at the time of exercise there is no effective registration statement registering the issuance of the shares of common stock issuable upon exercise of the Series A warrants to the holder, the holder may exercise the Series A warrants by means of a “cashless exercise” or “net exercise.” The Series B will be exercisable, at the option of the holder, upon surrender of the Series B warrants to us and payment in cash of the exercise price of the shares of common stock being acquired upon exercise of the Series B warrants or by means of a “cashless exercise” or “net exercise.”

There is no established public trading market for the Series A or Series B warrants, and we do not expect a market to develop. We do not intend to apply to list the Series A or Series A warrants on any securities exchange. Without an active market, the liquidity of the Series A and Series B warrants will be limited. In addition, in the event our common stock price does not exceed the per share exercise price of the Series A warrants during the period when the Series A warrants are exercisable or the shares of common stock issuable upon exercise of the Series B warrants do not become issuable thereunder after the 120 day anniversary of the date of their issuance in accordance with the terms described above, the Series A and Series B warrants, as appropriate, will not have any value.

Upon the holder’s exercise of the Series A or Series B warrants, we will issue the shares of common stock issuable upon exercise of the warrant within three trading days of our receipt of notice of exercise and payment of the aggregate exercise price.

The shares of common stock issuable on exercise of the Series A and Series B warrants will be, when issued in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding Series A and Series B warrants.

The exercisability of the Series A and Series B warrants may be limited in certain circumstances if, upon exercise, the holder or any of its affiliates would beneficially own more than 4.99% of our outstanding shares of common stock. An holder of the may elect to increase such percentage from 4.99% to 9.99%.

Amendments and waivers of the terms of the warrants require the written consent of the holders of warrants and the Company.

OTHER THAN AS DESCRIBED HEREIN, THE HOLDER OF A SERIES A OR SERIES B WARRANT WILL NOT POSSESS ANY RIGHTS AS A STOCKHOLDER UNDER THAT WARRANT UNTIL THE HOLDER EXERCISES THE WARRANT. THE SERIES A AND SERIES B WARRANTS MAY BE TRANSFERRED INDEPENDENT OF THE COMMON STOCK WITH WHICH THEY WERE ISSUED, SUBJECT TO APPLICABLE LAWS.

PLAN OF DISTRIBUTION

We are offering the shares of common stock and Series A and Series B warrants pursuant to this prospectus supplement and the accompanying prospectus. These securities will be sold together; for each share of common stock purchased by an investor, the investor will receive one Series A Warrant to purchase one share of common stock at an exercise price equal to $3.49 per share, and one Series B Warrant to purchase additional shares of common stock in an amount and under the circumstances described elsewhere in this prospectus. Raymond James & Associates, Inc. has agreed to act as our advisor in connection with this offering. The advisor is not purchasing or selling any of the securities offered by this prospectus supplement and the accompanying prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the these securities, but has agreed to use its best efforts to arrange for the sale of all of the securities offered hereby. We have entered into a securities purchase agreement directly with investors in connection with this offering.

We have agreed to pay the advisor an advisory fee equal to $304,000. We also may reimburse the advisor for certain reasonable out-of-pocket expenses (including legal fees and expenses) incurred by it in connection with this offering. At the closing, The Depository Trust Company will credit the shares to the respective accounts of the purchasers.

The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc., or FINRA, or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any offered securities being offered hereby.

Our obligation to issue and sell offered securities to the purchasers is subject to the conditions set forth in the securities purchase agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase offered securities is subject to the conditions set forth in the securities purchase agreement as well, which may also be waived.

We currently anticipate that the sale of the offered securities will be completed on or about July 12, 2010. We estimate the total offering expenses of this offering which will be payable by us, excluding the advisory fee, will be approximately $196,000.

We have agreed to indemnify the advisor and the purchasers against certain liabilities, including under the Securities Act. We also have agreed to contribute to payments the advisor and the purchasers may be required to make in respect of such liabilities.

Lock-Up Agreements

We and a holder of a warrant to acquire shares of our common stock that we had previously issued have agreed with the purchasers, subject to certain exceptions, not to issue, sell, dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the date 180 days after the date of closing of this offering.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, D.C.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our annual report on Form 10-K, and the effectiveness our internal control over financial reporting have been audited by Pender Newkirk & Company LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We have filed a registration statement on Form S-3 with the SEC. This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement. In addition, we file annual, quarterly reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, DC 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. We also maintain a web site at http://www.innovaro.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our web site is not part of this prospectus supplement or any accompanying prospectus.

We “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Information that we file with the SEC after the date of this prospectus supplement and the accompanying prospectus will automatically update this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below, and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus supplement and the accompanying prospectus (except for information furnished and not filed with the SEC in a current report on Form 8-K):

•	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 22, 2010;

•	Our Definitive Proxy Statement relating to our 2010 Annual Meeting of Stockholders filed with the SEC on Schedule 14A on April 16, 2010;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 13, 2010;

•	Our Current reports on Form 8-K filed with the SEC on February 4, 2010; February 8, 2010; February 9, 2010; March 5, 2010; March 9, 2010, April 16, 2010, May 12, 2010 and July 8, 2010; and

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The description of our common stock, which is contained in our registration statement on Form 8-A filed with the SEC on March 22, 2002, pursuant to Section 12 of the Securities Exchange Act of 1934, as updated in any amendment or report filed for the purpose of updating such description.

Information furnished by us in current reports on Form 8-K under Items 2.02 and 7.01 is expressly not incorporated by reference in this prospectus supplement and the accompanying prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You may request a copy of these filings at no cost, by writing to or telephoning us at:

UTEK Corporation

2109 Palm Avenue

Tampa, Florida 33605

Attention: Carole Wright, Chief Financial Officer

(813) 754-4330

PROSPECTUS

$20,000,000

UTEK CORPORATION

Common Stock

Preferred Stock

Warrants

We may offer and sell, from time to time, in one or more offerings, the securities described in this prospectus. The aggregate offering price of our shares of common stock sold under this prospectus will not exceed $20,000,000.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We will sell these securities directly to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

Our common stock is listed on the NYSE Amex under the symbol “INV”. The last reported sale price of our common stock on March 31, 2010 was $4.10 per share.

As of March 31, 2010, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was approximately $46,883,078 which was calculated based on 11,434,897 shares of outstanding common stock held by non-affiliates and on a price per share of $4.10, the closing price of our common stock on March 31, 2010. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

This investment involves risk. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 16, 2010

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer to sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $20,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information and Incorporation by Reference.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context requires otherwise, reference in this prospectus to “UTEK,” the “our company,” “we,” “us” and words of similar import refer to UTEK Corporation and its wholly owned subsidiaries, UTEK-Europe, Ltd. (Europe), and UTEK Real Estate Holdings, Inc.

ABOUT UTEK CORPORATION

Business Overview

We are an innovation services firm. Through the services we offer, we help our clients become stronger innovators, develop compelling strategies to drive and catalyze growth, rapidly source externally developed technologies, create added value from their intellectual property and gain foresight into marketplace and technology developments that affect their business. Our services include, among others:

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Strategic Services – Our clients require strategies to help them embrace greater innovation capabilities. We apply innovation insights and build those strategies with supporting infrastructure, processes and mechanisms, creating a culture primed for repeatable innovation success. We help organizations create and realize new, breakthrough growth strategies, create and execute non-incremental new growth platforms and opportunities, and develop the capability for ongoing creation and execution of those growth platforms and concepts.

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Foresight and Trend Research – Foresight is the ability of an organization to understand the ways in which the future might emerge and to apply that understanding in organizationally useful ways. Strategic foresight may also be used to detect adverse conditions, guide policy and help shape strategy. We provide services to clients that build the capacity for foresight, including monitoring trends, researching topics of interest, forecasting alternative scenarios, developing technology roadmaps, creating growth platforms and embedding futures thinking within the organization.

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Technology Marketplaces – We offer expansive networks, experts in scouting, partner sourcing and licensing expertise; and world leading online marketplaces. An important foundation to successful licensing is understanding the true potential value of the IP portfolio. We asses that value and build a roadmap for its use and uncover opportunities and options to realize its latent value.

We provide these services primarily provided throughout the United States and the United Kingdom

Corporate Information

Our executive offices are located at 2109 Palm Avenue, Tampa, Florida 33605 and our telephone number is (813) 754-4330. We also have offices in Illinois, Washington D.C. and the United Kingdom. We do business under the name “Innovaro”. Our Internet website address is www.innovaro.com. The information contained on our Internet website is not incorporated by reference into this prospectus or any accompanying prospectus supplement, and you should not consider that information to be part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in us involves a high degree of risk. As a result, there can be no assurance that we will achieve our business objectives. You should consider carefully the risks described below. In addition to the risk factors described below, other factors that could cause actual results to differ materially include:

•	Changes in the economy;

•	Changes in the market for our services;

•	Risks associated with possible disruption in our operations due to terrorism;

•	Future regulatory actions and conditions in our operating areas; and

•	Other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings.

Our business, financial condition and results of operations may be materially impacted by economic conditions and related fluctuations in customer demand for innovation consulting, technology licensing, patent analysis and other consulting services.

The market for our consulting services tends to fluctuate with economic cycles. During economic cycles in which many companies are experiencing financial difficulties or uncertainty, clients and potential clients may cancel or delay spending on technology, intellectual property and other business initiatives. In particular, current uncertainty in global economic conditions may cause companies to cancel or delay consulting initiatives for which they have engaged us. Further, if the rate of project cancellations or delays significantly increases, our business, financial condition and results of operations could be materially and adversely impacted.

It is important to our future success that we expand the breadth and depth of our service offerings to stay abreast of the competition and to enhance our potential for growth of revenues and profits.

We are primarily a service business. It is important to our future success to expand the breadth and depth of our service offerings to stay abreast of the competition and to enhance our potential for growth of revenues and profits. Expansion of our service categories and service offerings in this manner will require significant additional expenditures and could strain our management, financial and operational resources. For example, we are currently seeking to build up our intellectual property analysis service business. We cannot be certain that we will be able to do so in a cost-effective or timely manner or that we will be able to offer certain services in demand by our clients, or to do so in a quality manner. Furthermore, any new service offering that is not favorably received by our clients could damage our reputation. The lack of market acceptance of new services or our inability to generate satisfactory revenues from expanded service offerings to offset their costs could harm our business. If we do not successfully expand our operations, our revenues may fall below expectations. If we do not successfully expand our operations on an ongoing basis to accommodate increases in demand, we will not be able to fulfill our clients’ needs in a timely manner, which would harm our business.

Our growth strategy is partially dependent on completing additional acquisitions of innovation services companies.

As part of our strategy for growth, we have made and may continue to make acquisitions of complementary innovation services companies. However, we may not be able to identify suitable acquisition candidates, complete acquisitions, or integrate acquisitions successfully. In this regard, acquisitions involve numerous risks, including difficulties in the integration of the operations, technologies, services and products of the acquired companies and the diversion of management’s attention from other business concerns. Although our management will endeavor to evaluate the risks inherent in any particular transaction, there can be no assurance that we will properly ascertain all such risks. In addition, prior acquisitions have resulted, and future acquisitions could result, in the incurrence of substantial additional indebtedness and other expenses. Future acquisitions may also result in potentially dilutive issuances of equity securities. There can be no assurance that difficulties encountered with acquisitions will not have a material adverse effect on our business, financial condition and results of operations.

Our quarterly and annual results fluctuate significantly.

Our quarterly and annual operating results fluctuate significantly due to a number of factors. These factors include fluctuations in the amount of consulting services we provide, the degree to which we encounter competition in our markets, and general economic conditions. As a result of these factors, quarterly and annual results are not necessarily indicative of our performance in future quarters and years.

The agreements we have with universities, medical research centers, corporate research laboratories and federal research laboratories do not guarantee that such entities will grant licenses to us or other companies.

We do not invent new technologies or products. We depend on relationships with universities, corporations, government agencies, research institutions, inventors, and others to provide technology-based opportunities that we can develop into profitable royalty-bearing licenses. Failure to maintain these relationships or to develop new relationships could adversely affect our operating results and financial condition. If we are unable to forge new relationships or to maintain current relationships, we may be unable to identify new technology-based opportunities and enter into royalty-bearing licenses.

We cannot be certain that current or new relationships will provide the volume or quality of available new technologies necessary to sustain our business. In some cases, universities and other sources of new technologies may compete against us as they seek to develop and commercialize these technologies themselves, or through entities that they develop, finance and/or control. In other cases, universities receive financing for basic research from companies in exchange for the exclusive right to commercialize any resulting inventions. These and other strategies may reduce the number of technology sources and, as a result, the potential clients to whom we can market our services. If we are unable to secure new sources of technology, it could have a material adverse effect on our operating results and financial condition.

We are focusing our business on providing innovation services to our clients which is a new and uncertain trend in our industry.

We are focused on providing innovation services to our clients. While these services utilize our well established technology transfer capabilities, they also incorporate additional products and services which in their entirety are as yet unproven in their ability to generate consistent significant revenue. As a result, if our innovation services are not well received by our clients or if industry changes its focus off of innovation, this may result in reduced revenue and profitability for us.

The consulting services business is highly competitive, and we may not be able to compete effectively.

The innovation consulting services business in which we operate includes a large number of participants and is intensely competitive. We face competition from other business operations and financial consulting firms, general management consulting firms, the consulting practices of major accounting firms, technical and economic advisory firms, regional and specialty consulting firms and the internal professional resources of organizations. In addition, because there are relatively low barriers to entry, we expect to continue to face additional competition from new entrants into the business operations and financial consulting industries. Many of our competitors have a greater national and international presence, as well as have significantly greater personnel, financial, technical and marketing resources. In addition, these competitors may generate greater revenues and have greater name recognition than we do. Our ability to compete also depends in part on the ability of our competitors to hire, retain and motivate skilled professionals, the price at which others offer comparable services and our competitors’ responsiveness to their clients. If we are unable to compete successfully with our existing competitors or with any new competitors, it could negatively affect our operating results.

Our inability to hire and retain talented people in an industry where there is great competition for talent could have a serious negative effect on our services and results of operations.

Our innovation consulting services business involves the delivery of professional services and is highly labor-intensive. Our success depends largely on our general ability to attract, develop, motivate and retain highly skilled professionals. The loss of a significant number of our professionals or the inability to attract, hire, develop, train and retain additional skilled personnel could have a serious negative effect on us, including our ability to manage, staff and successfully complete our existing engagements and obtain new engagements. Qualified professionals are constantly in demand, and we face significant competition for both senior and junior professionals with the requisite credentials and experience. Our principal competition for talent comes from other research and consulting firms, as well as from organizations seeking to staff their internal professional positions. Many of these competitors may be able to offer significantly greater compensation and benefits or more attractive lifestyle choices, career paths or geographic locations than we do. Therefore, we may not be successful in attracting and retaining the skilled consultants we require to conduct and expand our operations successfully. Increasing competition for these revenue-generating professionals may also significantly increase our labor costs, which could negatively affect our operating results.

The profitability of our fixed-fee engagements with clients may not meet our expectations if we underestimate the cost of these engagements.

When making proposals for fixed-fee engagements, we estimate the costs and timing for completing the engagements. These estimates reflect our best judgment regarding the efficiencies of our methodologies and consultants as we plan to deploy them on engagements. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-fee engagements, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable, which could negatively affect our operating results.

A significant portion of our revenue is derived from a limited number of clients, which may cause our operating results to be unpredictable.

As an innovation services firm, we have derived, and expect to continue to derive, a significant portion of our revenue from a limited number of clients. Our clients typically retain us on an engagement-by-engagement basis, rather than under fixed-term contracts; the volume of work performed for any particular client is likely to vary from year to year and a major client in one fiscal period may not require or decide not to use our services in any subsequent fiscal period. Moreover, a large portion of our new engagements comes from existing clients. Accordingly, the failure to obtain new large engagements or multiple engagements from existing or new clients could have a material adverse effect on the amount of revenues we generate. In addition, if we fail to collect a large trade receivable or group of receivables, we could be subject to significant financial exposure.

Our ability to maintain and attract new business depends upon our reputation, the professional reputation of our revenue-generating employees and the quality of our services.

As an innovation services firm, our ability to secure new engagements depends heavily upon our corporate brand and reputation and the individual reputations of our professionals. Any factor that diminishes our reputation or that of our employees, including not meeting client expectations, misconduct by our employees, or dissemination of inappropriate information from outside sources, could make it substantially more difficult for us to attract new engagements and clients. Similarly, because we obtain many of our new engagements from former or current clients or from referrals by those clients or by law firms that we have worked with in the past, any client that questions the quality of our work or that of our consultants could impair our ability to secure additional new engagements and clients.

We depend on non-recurring consulting engagements and our failure to secure new engagements could lead to a decrease in our revenues.

Innovation consulting segment revenues constituted approximately 70% of our total revenues for 2009. These consulting engagements typically are project-based and non-recurring. Our ability to replace consulting engagements is subject to numerous factors, including the following:

•	Delivering consistent, high-quality consulting services to our clients;

•	Tailoring our consulting services to the changing needs of our clients; and

•	Our ability to match skills and competencies of our consulting staff to the skills required for the fulfillment of existing or potential innovation consulting engagements.

Any material decline in our ability to replace consulting arrangements could have an adverse impact on our revenues and our financial condition.

The absence of long-term contracts with our clients reduces the predictability of our revenue.

Our clients are generally able to reduce or cancel their use of our professional services without penalty and, in some circumstances, with little notice. As a result, we believe that the number of clients or the number and size of our existing projects are not reliable indicators or measures of future revenue. We will need to continuously acquire new clients and/or new projects to meet our expenses. When a client defers, modifies or cancels a project, there is no assurance that we will be able to rapidly redeploy our professionals to other projects in order to minimize the underutilization of employees and the resulting adverse impact on operating results. Because our expenses are generally longer term in nature, our revenue and profits may decline if we are not be able to replace cancelled or reduced contracts with new business.

Our revenue growth depends on our ability to understand the technology requirements of our customers in the context of their markets. If we fail to understand their technology needs or markets, we limit our ability to meet those needs and to generate revenue.

We believe that by focusing on the technology needs of our customers, we are better positioned to generate revenues by providing technology solutions to them. The market demands of our customers drive our revenues. The better we understand their markets and requirements, the better we are able to identify and obtain effective technology solutions for our customers. We rely on our professional staff and contract business development consultants to understand our customers’ technical, commercial, and market requirements and constraints, and to identify and obtain effective technology solutions for them. If we fail to understand their technology needs or markets, we limit our ability to meet those needs and to generate revenue.

Additional hiring and business acquisitions could disrupt our operations, increase our costs or otherwise harm our business.

Our business strategy is dependent in part upon our ability to grow by hiring individuals or groups of individuals and by acquiring complementary businesses. However, we may be unable to identify, hire, acquire or successfully integrate new employees and acquired businesses without substantial expense, delay or other operational or financial obstacles. Competition for future hiring and acquisition opportunities in our markets could increase the compensation we offer to potential employees or the prices we pay for businesses we wish to acquire. In addition, we may be unable to achieve the financial, operational and other benefits we anticipate from any hiring or acquisition, including those we have completed so far. Hiring additional employees or acquiring businesses could also involve a number of additional risks, including:

•	The diversion of management’s time, attention and resources from managing our company;

•	The failure to retain key acquired personnel;

•	The adverse short-term effects on reported operating results from the amortization or write-off of acquired goodwill and other intangible assets;

•	The potential impairment of existing relationships with our clients, such as client satisfaction or performance problems, whether as a result of integration or management difficulties or otherwise;

•	The creation of conflicts of interest that require us to decline or resign from engagements that we otherwise could have accepted;

•	The potential need to raise significant amounts of capital to finance a transaction or the potential issuance of equity securities that could be dilutive to our existing stockholders;

•	Increased costs to improve, coordinate or integrate managerial, operational, financial and administrative systems;

•	The usage of contingent earnouts based on the future performance of our business acquisitions may deter the acquired company from fully integrating into our existing business; and

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A decision not to fully integrate an acquired business may lead to the perception of inequalities if different groups of employees are eligible for different benefits and incentives or are subject to different policies and programs.

If we fail to successfully address these risks, our ability to compete may be impaired.

Changes in the laws or regulations that govern us could have a material impact on our operations.

Any change in the laws or regulations that govern our business could have a material impact on us or on our operations. Laws and regulations may be changed from time to time, and the interpretations of the relevant laws and regulations also are subject to change.

We are subject to certain risks associated with our foreign operations.

We have operations in the United Kingdom and may seek to expand our operations in other countries. Certain risks are inherent in foreign operations, including:

•	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•	foreign clients may have longer payment cycles than clients in the US;

•	tax rates in certain foreign countries may exceed those in the US and foreign earnings may be subject to withholding requirements, exchange controls or other restrictions;

•	general economic and political conditions in countries where we operate may have an adverse effect on our operations;

•	exposure to risks associated with changes in foreign exchange rates;

•	difficulties associated with managing a large organization spread throughout various countries;

•	difficulties in enforcing intellectual property rights; and

•	required compliance with a variety of foreign laws and regulations.

Investing in foreign companies, including innovation services firms, may expose us to additional risks not typically associated with investing in US companies. These risks include changes in foreign exchange rates, exchange control regulations, political and social instability, expropriation, imposition of foreign taxes, less liquid markets and less available information than is generally the case in the US, higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility.

As we continue to expand our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks. We cannot assure you that these and other factors will not have a material adverse effect on our international operations or our business as a whole.

We may issue shares of our common stock at a discount to the market price of such shares, or securities exercisable for or convertible into shares of our common stock with an exercise or conversion price below the market price for such shares, which may put downward pressure on the market price for shares of our common stock.

If we issue shares of our common stock at a discount to the market price of such shares, or securities exercisable for or convertible into shares of our common stock with an exercise or conversion price below the market price for such shares, it may put downward pressure on the market price for shares of our common stock. Such downward pressure could in turn encourage short sales or similar trading with respect to shares of our common stock, which could in itself, place further downward pressure on the market price for shares of our common stock.

We may issue shares of our common stock and warrants to acquire shares of our common stock in conjunction with the acquisition of other businesses, which may put downward pressure on the market price for shares of our common stock and create dilution for our existing stockholders.

Consistent with our current strategy, we may seek to acquire other businesses through the issuances of shares of common stock and warrants to acquire shares of our common stock. If common stock or warrants to acquire shares of our common stock is used in these transactions, it would create additional dilution of the current shares outstanding. Further, such issuances may result in downward pressure on our share price as a result of these additional shares being issued. Also, there is the potential that the market may not respond favorably to potential new acquisitions, which could also negatively affect our share price.

We may need additional capital in the future and it may not be available on acceptable terms.

We have historically relied on equity financing and, to a lesser extent, cash flow from operations including the sale of our investments and debt financing to fund our operations, capital expenditures and expansion. However, we may require additional capital in the future to fund our operations or respond to competitive pressures or strategic opportunities. We cannot assure that additional financing will be available on terms favorable to us, or at all. In addition, the terms of available financing may place limits on our financial and operating flexibility. If we are unable to obtain sufficient capital in the future, we may:

•	be forced to reduce our operations;

•	not be able to expand or acquire complementary businesses; and

•	not be able to develop new services or otherwise respond to changing business conditions or competitive pressures.

Our common stock price may be volatile.

The trading price of our common stock has fluctuated significantly and may continue to fluctuate substantially, depending on many factors, many of which are beyond our control and may not be directly related to operating performance. These factors include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of securities of innovation services firms and technology transfer companies;

•	changes in regulatory policies, accounting or tax guidelines with respect to innovation services firms and technology transfer companies;

•	actual or anticipated changes in our sales or earnings or fluctuations in our operating results;

•	actual or anticipated changes in the value of our investments;

•	changes in financial reporting requirements;

•	general economic conditions and trends;

•	loss of a major funding source;

•	departures of key personnel;

•	changes to the market or shareholder’s acceptance of our unique technology transfer business; or

•	the consummation of mergers or acquisitions of related businesses.

We may experience outages and disruptions in connection with our online licensing services if we fail to maintain an adequate operations infrastructure.

We have spent and expect to continue to spend substantial amounts to maintain equipment and to upgrade our technology and network infrastructure relating to our online licensing services. However, any inefficiencies or operational failures could diminish the quality of our services, and client experience, resulting in damage to our reputation and loss of current and potential users, and subscribers, harming our operating results and financial condition.

The agreements relating to our indebtedness may restrict our current and future operations.

Our debt agreements contain, and any future agreements may include, a number of restrictive covenants that impose significant operating and financial restrictions on, among other things, our ability to:

•	incur additional debt, including guarantees;

•	incur liens;

•	sell or otherwise dispose of assets;

•	make investments, loans or advances;

•	make some acquisitions;

•	engage in mergers or consolidations;

•	make capital expenditures; and

•	pay dividends.

Any future debt could contain financial and other covenants more restrictive than those that are currently applicable.

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our operating results and our financial condition.

        If there were an event of default under any of the agreements relating to our outstanding indebtedness the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instrument, either upon maturity or if accelerated upon an event of default. Further, if we were unable to repay, refinance or restructure our indebtedness under our secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration or acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside our control. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all, or would be permitted under the terms of our various debt agreements then in effect. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our debt obligations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus and the information incorporated by reference in this prospectus contain forward-looking statements. We sometimes use words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will” and similar expressions, as they relate to us, our management and our industry, to identify forward-looking statements. Forward-looking statements relate to our expectations, beliefs, plans, strategies, prospects, future performance, anticipated trends and other future events. Specifically, this prospectus, any accompanying prospectus and the information incorporated by reference in this prospectus may contain forward-looking statements relating to, among other things:

•	our business, growth, operating and financing strategies;

•	expectations regarding our net sales and earnings growth;

•	expectations regarding our liquidity;

•	our future financing plans; and

•	trends affecting our financial condition or results of operations.

Actual results may differ materially from these forward-looking statements. Some of the risks, uncertainties and assumptions that may cause actual results to differ from these forward-looking statements are described in “Risk Factors”. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus, any accompanying prospectus and the information incorporated by reference in this prospectus might not occur.

You should read this prospectus, the documents that we filed as exhibits to the registration statement of which this prospectus is a part, the documents that we incorporate by reference in this prospectus completely and any accompanying prospectus with the understanding that our future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements, and we assume no obligation to update these forward-looking statements publicly for any reason.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission. This prospectus does not contain all of the information in the registration statement. In addition, we file annual, quarterly reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, DC 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. We also maintain a web site at http://www.innovaro.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our web site is not part of this prospectus or any accompanying prospectus supplement.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update this prospectus. We incorporate by reference the documents listed below, and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus (except for information furnished and not filed with the SEC in a current report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 22, 2010;

•	current reports on Form 8-K filed with the SEC on February 4, 2010; February 8, 2010; February 9, 2010; March 5, 2010; and March 9, 2010; and

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the description of our common stock, which is contained in our registration statement on Form 8-A filed with the SEC on March 22, 2002, pursuant to Section 12 of the Securities Exchange Act of 1934, as updated in any amendment or report filed for the purpose of updating such description.

Information furnished by us in current reports on Form 8-K under Items 2.02 and 7.01 is expressly not incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You may request a copy of these filings at no cost, by writing to or telephoning us at:

UTEK Corporation

2109 Palm Avenue

Tampa, Florida 33605

Attention: Carole Wright, Chief Financial Officer

(813) 754-4330

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness and financing capital expenditures and acquisitions. We will set forth in the particular prospectus supplement our intended use for the net proceeds we receive from the sale of our securities under such prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Our total authorized capital stock consists of 29,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. The following descriptions of our capital stock are based upon the relevant portions of the Delaware General Corporation Law and on our certificate of incorporation and bylaws. This summary is not necessarily complete, and we refer you to the Delaware General Corporation Law and our certificate of incorporation and bylaws for a more detailed description of the provisions summarized below.

Common Stock

The holders of common stock elect all directors and are entitled to one vote for each share held of record on all matters to be voted upon by stockholders. As of March 31, 2010, 11,797,140 shares of common stock were issued and outstanding. Subject to preferences that may be applicable to any outstanding preferred stock, all shares of common stock participate equally in dividends, when and as declared by our Board of Directors and in net assets on liquidation. The shares of common stock have no preference, conversion, exchange, preemptive or cumulative voting rights.

Preferred Stock

Our certificate of incorporation authorizes the issuance of shares of preferred stock in one or more series. As of March 31, 2010, there are no issued and outstanding shares of preferred stock. Our Board of Directors has the authority, without any vote or action by our stockholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative, participatory, option or other rights (if any), and any qualifications, preferences, limitations or restrictions including, without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, rights and terms of redemption (including sinking fund provisions), and redemption price and liquidation preferences, and any other rights, preferences and limitations pertaining to such series which may be fixed by our Board of Directors pursuant to the Delaware General Corporation Law.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Under our certificate of incorporation, we fully indemnify any person who was or is involved in any actual or threatened action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against expenses (including attorney’s fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Our certificate of incorporation also provides that our directors are not personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except for a breach of their duty of loyalty to us or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividends or redemptions or for any transaction from which the director derived an improper personal benefit.

Delaware law also provides that indemnification permitted under the law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

Our certificate of incorporation permits us to secure insurance on behalf of any person who is or was or has agreed to become a director or officer of our company or is or was serving at our request as a director or officer of another enterprise for any liability arising out of his or her actions, regardless of whether the Delaware General Corporation Law would permit indemnification. We have obtained liability insurance for our officers and directors.

Anti-Takeover Provisions Affecting Our Common Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock, which our Board of Directors may generally issue without stockholder approval. The existence of authorized but unissued preferred stock may enable our Board of Directors to render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our Board of Directors were to determine that a takeover proposal is not in our best interests, our Board of Directors could cause us to issue shares of preferred stock without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror. In this regard, our certificate of incorporation grants our Board of Directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the Board of Directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of our common stock and adversely affect the rights of such holders and may have the effect of delaying, deferring or preventing a change in control of us that may be favored by certain stockholders. In addition, the use of preferred stock to prevent a takeover could have the effect of depriving stockholders of an opportunity to sell their common stock at a premium over the then-current market price.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, CO 80401; 303-262-0600.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus.

General

We may issue warrants for the purchase of common stock in one or more series. We may issue warrants independently or together with common stock and preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the shares of our common stock purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights.

Additional Information

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	a discussion on any material or special United States federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase the shares of our common stock at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5 p.m., Eastern time, on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the shares of our common stock purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender shares of our common stock as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	through agents; and/or

•	directly to one or more purchasers.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect thereof.

The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with any derivative transaction, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

LEGAL MATTERS

The validity of the shares offered hereby has been passed upon for us by Sutherland Asbill & Brennan LLP, 1275 Pennsylvania Avenue, NW, Washington, D.C. 20004.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K, and the effectiveness our internal control over financial reporting have been audited by Pender Newkirk & Company LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.